Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the accompanying Post-Effective Amendment to the Registration Statement on Form N-1A of New Alternatives Fund, Inc., of our report dated February 22, 2013 on the financial statements and financial highlights included in the December 31, 2012 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Services” and “Financial Statements” in the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 29, 2013